N-SAR Item 77Q(3) Exhibit
Because the electronic format of filing Form N-SAR does not provide adequate space for responding to Items 72DD, 73A, 74U and 74V correctly, the correct answers are as follows:


Evergreen Health Care Fund

		72DD		73A		74U        	74V
		Dollar		Per Share	Shares
       		Distributions	Distributions	Outstanding	NAV

Class A		0		0		5,120,742	15.40
Class B		0		0		1,587,206	14.10
Class C		0		0		1,891,606	14.09
Class I		0		0	  	381,469		15.88


Evergreen Utility and Telecommunications Fund

		72DD		73A		74U        	74V
		Dollar		Per Share	Shares
       		Distributions	Distributions	Outstanding	NAV

Class A		13,844,009	0.49		28,033,885	10.77
Class B		1,311,913	0.41		2,879,443	10.77
Class C		2,928,200	0.41		7,478,847	10.77
Class I		469,233		0.51		852,701		10.78